Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 30, 2009, among Nexstar Broadcasting Group, Inc. (the “Guaranteeing Parent”), the parent of Nexstar Broadcasting, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, Mission Broadcasting, Inc. (“Mission”), as guarantor, and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company desires to execute contemporaneously with this Supplemental Indenture and deliver to the Trustee an indenture (the “Original Indenture” and as amended and supplemented by this Supplemental Indenture, the “Indenture”), dated the date hereof, providing for the issuance of the Company’s 7% Senior Subordinated PIK Notes due 2014 (the “Notes”);

WHEREAS, the Guaranteeing Parent desires to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Parent shall unconditionally guarantee all of the Company’s financial Obligations under the Notes and the Original Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Parent, the Company, Mission and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

2.	AGREEMENT TO GUARANTEE. The Guaranteeing Parent hereby agrees as follows:

(a)	Along with all Guarantors under the Indenture, to jointly and severally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

(i)	the principal of and interest, and premium, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other financial obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full, all in accordance with the terms hereof and thereof; and

(ii)

in case of any extension of time of payment or renewal of any Notes or any of such other financial obligations, that same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at

Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b)	The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)	The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)	This Note Guarantee shall not be discharged except by complete satisfaction of the financial obligations contained in the Notes and the Indenture, and the Guaranteeing Parent accepts all financial obligations of a Guarantor under the Indenture.

(e)	If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)	The Guaranteeing Parent shall not be entitled to any right of subrogation in relation to the Holders in respect of any financial obligations guaranteed hereby until payment in full of all financial obligations guaranteed hereby.

(g)	As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the financial obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the financial obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such financial obligations as provided in Article 6 of the Indenture, such financial obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h)	The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantee.

(i)	Pursuant to Section 11.03 of the Original Indenture, after giving effect to any maximum amount and any other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Original Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the financial obligations of the Guaranteeing Parent under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

(j)	The obligations of the Parent Guarantor under this Note Guarantee shall be junior and subordinated to the Senior Guarantee and Senior Debt of the Parent Guarantor on the same basis as the Notes are junior and subordinated to Senior Debt of the Company. For the purposes of the foregoing sentence, the Trustee and the Holders shall have the right to receive and/or retain payments by the Parent Guarantor only at such times as they may receive and/or retain payments in respect of the Notes pursuant to the Indenture, including Article 10 thereof.

(k)	As used in this Supplemental Indenture and in Sections 11.01, 11.02, 11.03 and 11.04 of the Original Indenture only, the terms “Guarantor” or “Guarantors” shall include the Parent Guarantor and any other Guarantor of the Notes under the Indenture. Notwithstanding anything contained in this Supplemental Indenture to the contrary, other than with respect to this Supplemental Indenture and Sections 11.01, 11.02, 11.03 and 11.04 of the Original Indenture, the Guaranteeing Parent will not be considered a Guarantor for any purpose under the Indenture and, therefore, other than as set forth in this Supplemental Indenture and Sections 11.01, 11.02, 11.03 and 11.04 of the Original Indenture, will not be subject to the Indenture.

3.	EXECUTION AND DELIVERY. The Guaranteeing Parent agrees to execute the Note Guarantee as provided by Section 11.04 of the Original Indenture and Exhibit E thereto and to recognize that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4.	NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Parent, as such, shall have any liability for any obligations of the Company or the Guaranteeing Parent under the Notes, any Note Guarantee, the Original Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5.	GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6.	SUBMISSION TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Supplemental Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby and thereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 13.02 of the Original Indenture, together with written notice of such service to such party, shall be deemed effective service of process upon such party. Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Supplemental Indenture, the Notes, the Note Guarantees or the transactions contemplated hereby and thereby.

7.	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.	THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parent and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: March 30, 2009

NEXSTAR BROADCASTING, INC.

By:	/s/ Shirley E. Green
Name:	Shirley E. Green
Title:	Vice President - Controller

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Matthew E. Devine
Name:	Matthew E. Devine
Title:	Chief Financial Officer

MISSION BROADCASTING, INC.

By:	/s/ David S. Smith
Name:	David S. Smith
Title:	President

THE BANK OF NEW YORK MELLON as Trustee

By:	/s/ Carlos R. Luciano
Name:	Carlos R. Luciano
Title:	Vice President

GUARANTEE

For value received, Nexstar Broadcasting Group, Inc. (the “Parent Guarantor,” which term includes any successor Person under the Indenture (as defined below)) has, jointly and severally, unconditionally guaranteed, to the extent set forth in and subject to the provisions in the Indenture (the “Original Indenture”), dated as of March 30, 2009, among Nexstar Broadcasting, Inc. (the “Issuer”) and Mission Broadcasting, Inc. (“Mission”), the other guarantor parties thereto and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of hereof, among the Issuer, Mission, the Parent Guarantor and the Trustee, (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other financial obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other financial obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The financial obligations of the Parent Guarantor to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture. Notwithstanding anything contained in this Note Guarantee to the contrary, other than with respect to the Supplemental Indenture and Sections 11.01, 11.02, 11.03 and 11.04 of the Original Indenture, the Parent Guarantor will not be considered a “Guarantor” for any purpose under the Indenture and, therefore, other than with respect to the Supplemental Indenture and Sections 11.01, 11.02, 11.03 and 11.04 of the Original Indenture, will not be subject to the Indenture.

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Mathew E. Devine
Name:	Mathew E. Devine
Title:	Chief Financial Officer